Exhibit 99.2

   Gulf Island Fabrication, Inc. Declares Dividend on Common Stock

    HOUMA, La.--(BUSINESS WIRE)--July 28, 2004--Gulf Island Fabrication, Inc. (NASDAQ:GIFI), announced today that its board of directors declared a dividend of $0.05 per share on Gulf Island Fabrication, Inc.'s approximately 12.1 million shares of common stock outstanding.
    The dividend was declared during a regular meeting of the board and is payable August 20, 2004, to shareholders of record on August 10, 2004.
    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.



    CONTACT: Gulf Island Fabrication, Inc.
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100